SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            Commerce Bancshares, Inc.
             (Exact name of Registrant as specified in its charter)

       Missouri                                        43-0889454
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                       Identification No.)

                    1000 Walnut, Kansas City, Missouri 64106
                                 (816) 234-2000
                   (Address, including zip code, and telephone
                         number, including area code, of
                    Registrant's principal executive offices)
                          _____________________________
                                                  Copies to:
     J. DANIEL STINNETT, ESQ.              DENNIS P. WILBERT, ESQ.
    Vice President, Secretary         Blackwell Sanders Peper Martin LLP
       and General Counsel                 Two Pershing Square
         1000 Walnut                    2300 Main Street, Suite 1100
   Kansas City, Missouri 64106          Kansas City, Missouri  64108
        (816) 234-2000
(Name, address, including zip code,
and telephone number, including area code,
of agent for service)
                         _____________________________
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box./__/

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plans, check the following box./X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./__/

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./__/

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./__/

                         CALCULATION OF REGISTRATION FEE
                                  Proposed        Proposed
Title of each                     maximum         maximum
class of            Amount         offering      aggregate        Amount of
securities          to be          price         offering       registration
to be registered  registered(1)    per unit(2)    price(2)           fee

Common Stock,
$5.00 par value      306,391        $38.25      $11,719,456         $3,258

(1) All of the shares of Stock offered hereby are being sold for the accounts of selling shareholders of the registrant. (See "Selling Shareholders" herein.)
(2) Estimated for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low prices reported in the consolidated reporting system on January 22, 1999.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


                            COMMERCE BANCSHARES, INC.

                         306,391 Shares of Common Stock
                                ($5.00 Par Value)

     These shares of our common stock are being offered by certain Selling Shareholders, identified in this prospectus. The Selling Shareholders may sell these shares from time to time in brokers' transactions, negotiated transactions, or otherwise at prices current at the time of sale. We will not receive any proceeds from these sales.

     All expenses of the registration of these shares (other than brokerage commissions and transfer taxes, which will be paid by the Selling Shareholders) will be paid by us. We estimate that the expenses will be $13,000.

     Our stock is traded on the Nasdaq Stock Market under the symbol "CBSH." On _________, 1999, the closing sale price of our common stock as reported by Nasdaq was $______.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.


                                            UNDERWRITING    PROCEEDS TO
                      PRICE TO PUBLIC      DISCOUNTS AND      SELLING
                                            COMMISSIONS     SHAREHOLDERS

Per Share .........   See Text Above       See Text Above  See Text Above
Total ............... See Text Above       See Text Above  See Text Above




     The date of this Prospectus is ______________, 1999.

                               TABLE OF CONTENTS



AVAILABLE INFORMATION......................................................3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................3

THE COMPANY................................................................4

USE OF PROCEEDS............................................................4

SELLING SHAREHOLDERS.......................................................4

PLAN OF DISTRIBUTION.......................................................5

LEGAL OPINION..............................................................6

EXPERTS....................................................................6


     You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. The Company has not authorized anyone to provide you with different information.

     These shares of common stock are not being offered in any jurisdiction where the offer is not permitted.

                             AVAILABLE INFORMATION

     This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC"). We file annual and quarterly reports, proxy statements and other information with the SEC. You may read and copy our reports, proxy statements and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may learn more about the operation of the Public Reference Room by calling 1-800-SEC-0330. In addition, you may also access our filings at the SEC's internet site at http://www.sec.gov.
                             ______________________

     The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that the information provided in the "incorporated" documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the Selling Shareholders have sold all the shares:

     Our Annual Report on Form 10-K for the fiscal year ended December 31, 1997

     Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998

     Our Current Report on Form 8-K dated November 30, 1998.

     The description of our common stock set forth in the Form 8-A Registration Statement as filed with the SEC on February 26, 1968, as supplemented by the Form 8-A Registration Statement as filed with the SEC on August 31, 1988, and as amended by Form 8-A12G/A as filed with the SEC on June 10, 1996.

     We will provide to you, including any beneficial owner, upon written or oral request, the documents incorporated by reference (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning us at the following address or telephone number:

     Jeffery Aberdeen
     Controller
     Commerce Bancshares, Inc.,
     1000 Walnut Street
     Kansas City, Missouri  64106
     (816) 234-2000.

                                  THE COMPANY

     The complete mailing address of our principal executive offices is 1000 Walnut Street, Kansas City, Missouri 64106, telephone number (816) 234-2000.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock offered hereby.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information with respect to the Selling Shareholders:


                                                                      Number of
                                         Number of      Number of     Shares to
                                        Shares Owned    Shares to     Be Owned
         Name                           Prior to Sale    Be Sold      After Sale

Marlene Carlson                             858           858             0
Marlene Carlson, transfer on death to     6,844         6,844             0
James J. Carlson

Marlene Carlson, transfer on death to     3,288         3,288             0
Steven D. Carlson

Marlene Carlson, transfer on death to     3,288         3,288             0
Douglas J. Carlson

Marlene Carlson, transfer on death to       913           913             0
Joseph E. Carlson

Marlene Carlson, transfer on death to       913           913             0
Chas. W. Carlson

Marlene Carlson, transfer on death to       913           913             0
Cassie E. Carlson

Wesley C. Houser, trustee under         210,839       210,682            157
agreement dated January 13, 1987
for the benefit of W.C. Houser

Wesley C. Houser, transfer on death       5,250         5,250             0
to Jane M. Houser

Mercantile Trust Company and Wesley      36,012        36,012             0
C. Houser, co-trustees under agreement
dated April 4, 1991 for the benefit of
S.B. Houser

Debra E. Houser                          10,205        10,205             0

Stephen W. Houser                        10,205        10,205             0
Dixie Wells                              17,020        17,020             0
                                        -------       -------         -----
TOTAL                                   306,548       306,391           157

     The Selling Shareholders acquired the shares listed above as a result of a merger between our wholly-owned subsidiary CBI-Kansas, Inc., a Kansas corporation, and Columbus Bancshares, Inc., a Kansas corporation.

     The Company is registering the shares on behalf of the Selling Shareholders. As used herein, "Selling Shareholders" includes donees and pledgees selling shares received from a named Selling Shareholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Shareholders. Sales of shares may be effected by Selling Shareholders from time to time in one or more types of transactions (which may include block transactions), in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Shareholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Shareholders.

     The Selling Shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The Selling Shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Company has agreed to indemnify each Selling Shareholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. The Company has informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Selling Shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

     Upon the Company being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon the Company being notified by a Selling Shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                                 LEGAL OPINION

     Blackwell Sanders Peper Martin LLP, Two Pershing Square, 2300 Main Street, Kansas City, Missouri 64108 is issuing a legal opinion attesting to the validity of the shares of the Company's common stock registered hereby.

                                    EXPERTS

     The consolidated balance sheets of the Company and Subsidiaries as of December 31, 1997 and 1996 and the related statements of income, cash flows and shareholders' equity for each of the years in the three-year period ended December 31, 1997 incorporated by reference in the December 31, 1997 annual report on Form 10-K of the Company which are incorporated by reference herein have been incorporated in reliance upon the report of KPMG LLP ("KPMG"), independent certified public accountants, and upon the authority of KPMG as experts in auditing and accounting.

                                     PART II

Item 14. Other Expenses of Issuance and Distribution.

     The following is an itemized statement of estimated expenses to be paid by the registrant in connection with the issuance and sale of the common stock being registered.


   Securities and Exchange Commission registration fee (Actual)    $3,258
   Accounting fees and expenses                                     5,000
   Legal fees and expenses                                          4,000
   Miscellaneous                                                      242
                                                                      ---

                   Total                                          $12,500

All other expenses in connection with the issuance and sale of the common stock being registered will be borne by the Selling Shareholders.

Item 15. Indemnification of Directors and Officers.

     Section 351.355 of the Missouri Revised Statutes (1986) allows indemnification of corporate directors and officers by a corporation under certain circumstances as therein specified against liabilities, expenses, counsel fees and costs reasonably incurred in connection with or arising out of any action, suit, proceeding or claim in which such person is made a party by reason of such person being or having been such director or officer.

     Section 351.355 also permits such persons to seek indemnification under any applicable bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Section 351.355 also permits corporations to maintain insurance for officers and directors against liabilities incurred while acting in such capacities whether or not the corporation would be empowered to indemnify such persons under this section.

     The Company's bylaws contain a provision entitling officers and directors to be indemnified by the Company from and against any and all of the expenses, liabilities or other matters covered by said provision. The Company has executed a Security Agreement pursuant to which securities with a market value of approximately $10,000,000 have been pledged to an Agent to collateralize the obligations of the Company under this bylaw provision.

Item 16. Exhibits.

     The following exhibits are filed herewith or incorporated herein by reference. Documents designated by an asterisk (*) are incorporated by reference pursuant to Rule 411 of the Securities Act of 1933, as amended.

Exhibit
Number    Description of Exhibit

4(a)* Restated Articles of Incorporation, as currently amended, as filed with the SEC in the quarterly report on Form 10-Q filed on August 9, 1996.

4(b)* Restated By-Laws, as currently amended, as filed with the SEC in the quarterly report on Form 10-Q filed on August 9, 1996.

4(c)* Shareholder Rights Plan contained in an Amended and Restated Rights Agreement as filed with the SEC on Form 8-A12G/A on June 10, 1996.

4(d)* Form of Rights Certificate and Election to Exercise as filed with the SEC on Form 8-A12G/A on June 10, 1996.

4(e)* Form of Certificate of Designation of Preferred Stock as filed with the SEC on Form 8-A12G/A on June 10, 1996.

5         Opinion of Blackwell Sanders Peper Martin LLP.

23(a)     Consent of KPMG LLP.

23(b)     Consent of Blackwell Sanders Peper Martin LLP (contained in Exhibit
          5).

24        Powers of Attorney

Item 17. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on December 4, 1998.

                                           COMMERCE BANCSHARES, INC.

                                           By    /s/ J. Daniel Stinnett
                                                 J. Daniel Stinnett
                                                 Vice President, Secretary
                                                 and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 4, 1998.

                                                      *
                                        --------------------------------------
                                                A. Bayard Clark
                                           Executive Vice President and Chief
                                        Financial  Officer (Principal Financial
                                                    Officer)


                                                       *
                                        --------------------------------------
                                               Jeffery D. Aberdeen
                                      Controller (Principal Accounting Officer)

David W. Kemper                                      )
  Chairman, President and                            )
  Chief Executive Officer                            )
  (Principal Executive Officer)                      )
Giorgio Balzer                                       )
Fred L. Brown                                        )     A majority of the
James B. Hebenstreit                                 )     Board of Directors
Jonathan M. Kemper                                   )
Mary Ann Krey                                        )
Terry O. Meek                                        )
Benjamin F. Rassieur, III                            )
Dolph C. Simons                                      )
L.W. Stolzer                                         )
Andrew C. Taylor                                     )
Robert H. West                                       )   /s/ J. Daniel Stinnett
                                                      -------------------------
                                                      J. Daniel Stinnett,
                                                       Attorney-in-Fact

* J. Daniel Stinnett, by signing his name hereto, does hereby sign this document on behalf of each of the above-named persons designated by an asterisk pursuant to powers of attorney duly executed by such persons.

EXHIBIT
NUMBER                              Description of Exhibit


Documents designated by an asterisk (*) are incorporated by reference pursuant to Rule 411 of the Securities Act of 1933, as amended.


4(a)* Restated Articles of Incorporation, as currently amended, as filed with the SEC in the quarterly report on Form 10-Q filed on August 9, 1996.

4(b)* Restated By-Laws, as currently amended, as filed with the SEC in the quarterly report on Form 10-Q filed on August 9, 1996.

4(c)* Shareholder Rights Plan contained in an Amended and Restated Rights Agreement as filed with the SEC on Form 8-A12G/A on June 10, 1996.

4(d)* Form of Rights Certificate and Election to Exercise as filed with the SEC on Form 8-A12G/A on June 10, 1996.

4(e)* Form of Certificate of Designation of Preferred Stock as filed with the SEC on Form 8-A12G/A on June 10, 1996.

5         Opinion of Blackwell Sanders Peper Martin LLP.

23(a)     Consent of KPMG LLP.

23(b)     Consent of Blackwell Sanders Peper Martin LLP (contained in Exhibit
          5).

24        Powers of Attorney